Free Writing Prospectus dated June 12, 2014

Filed pursuant to Rule 433

Registration Statement No. 333-195025

Artisan Partners Asset Management Inc. Announces Secondary Offering of Common Stock

Milwaukee, WI – June 12, 2014 – Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) is announcing today that affiliates of Hellman & Friedman LLC have agreed to sell 1,836,898 shares of the Company’s Class A common stock (representing their entire remaining stake in the Company and approximately 2.6% of the Company’s equity) in an underwritten public offering. Upon the closing, the Company and its subsidiary, Artisan Partners Holdings LP, will cease to have any convertible preferred shares or preferred units, respectively, outstanding. The completion of this transaction will increase the Company’s public float of Class A common stock by 1,836,898 shares.

Citigroup is acting as the sole underwriter for the offering.

Citigroup may offer the shares of Class A common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to its right to reject any order in whole or in part. On June 12, 2014, the last reported sale price for the Class A common stock was $55.17 per share.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-195025). The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146).

The Company has filed a registration statement including a prospectus with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling Citigroup at 800-831-9146.

FORWARD-LOOKING STATEMENTS AND OTHER DISCLOSURES

Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Among the important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Artisan Partners brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

ABOUT ARTISAN PARTNERS

Artisan Partners is an independent investment management firm focused on providing high value-added, active investment strategies to sophisticated clients globally. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners has six autonomous investment teams that oversee fourteen distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. The firm’s principal offices are located in Milwaukee, San Francisco, Atlanta, New York, Kansas City and London.

Artisan Partners Asset Management Inc.

Investor Relations Inquiries

Makela Taphorn

866.632.1770

414.908.2176

ir@artisanpartners.com

Press Inquiries

Bob Batchelor

866.642.1770

pr@artisanpartners.com